Exhibit 5.2

[MINER & LEMON, LLP LETTERHEAD]

June 2, 2010

Da-Lite Screen Company, Inc.

3100 North Detroit Street

P.O. Box 137

Warsaw, Indiana 46581-0137

Re:	Da-Lite Screen Company, Inc.
12 1/2% Senior Notes due 2015

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (File No. 333-166941) as amended by Amendment No. 1 (the “Registration Statement”) filed by Da-Lite Screen Company, Inc., an Indiana corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register up to $105,000,000 aggregate principal amount of the Company’s 12 1/2% Senior Notes due 2015 (the “Exchange Notes”) to be issued in an exchange offer for $105,000,000 aggregate principal amount of the Company’s outstanding 12 1/ 2% Senior Notes due 2015 (the “Original Notes”). Original Notes that are accepted for exchange for Exchange Notes will be cancelled and retired.

The Original Notes were and the Exchange Notes will be issued pursuant to the Indenture dated as of March 24, 2010 (the “Indenture”) between the Company and Wilmington Trust Company, as trustee (the “Trustee”).

In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement, the Indenture and the form of Exchange Notes. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing and subject to the qualifications and limitations set forth below, we are of the opinion that:

1. The Company is duly incorporated and validly existing and in good standing under the laws of the State of Indiana.

2. The Company has corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Exchange Notes.

3. The Indenture has been duly authorized, executed and delivered by the Company and the Exchange Notes have been duly authorized by the Company.

This opinion letter is limited to the laws of the State of Indiana. We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance of the Exchange Notes. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions set forth in this opinion letter, including any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ Michael L. Miner
Michael L. Miner

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